Registration No. 333-
As filed with the Securities and Exchange Commission on September 26, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Northwest Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Federal	23-2900888
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

100 Liberty Street
Warren, Pennsylvania	16365
(Address of Principal Executive Offices)	(Zip Code)
Northwest Bancorp, Inc.
2008 Stock Option Plan
(Full Title of the Plan)
Copies to:

Mr. William J. Wagner	Edward A. Quint, Esquire
Chairman of the Board, President and	Luse Gorman Pomerenk & Schick, P.C.
Chief Executive Officer	5335 Wisconsin Ave., N.W., Suite 400
Northwest Bancorp, Inc.	Washington, DC 20015-2035
100 Liberty Street	(202) 274-2000
Warren, Pennsylvania 16365
(814) 726-2140
(Name, Address and Telephone
Number of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount of
to be	to be	Offering Price	Aggregate	Registration
Registered	Registered(1)	Per Share	Offering Price	Fee
Common stock, par value $0.10 per share	1,750,000 (2)	$28.28 (3)	$49,490,000	$1,945

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Northwest Bancorp, Inc. 2008 Stock Option Plan (the “Stock Option Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Northwest Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)	Represents the number of shares of common stock currently reserved for issuance under the Stock Option Plan for any future grants of stock options.

(3)	Determined by reference to the fair market value of the common stock on September 23, 2008 pursuant to 17 C.F.R. Section 230.457(c).

          This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information
          The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Stock Option Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
          Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3. Incorporation of Documents by Reference
          The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:
          a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 000-23817), filed with the Commission on March 12, 2008 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);
          b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and
          c) The description of the Company’s common stock contained in the Prospectus filed with the Commission on August 24, 1998 (File No. 333-56859), and all amendments or reports filed for the purpose of updating such description.
          All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
          All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel
          None.

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Item 6. Indemnification of Directors and Officers
               Generally, federal regulations define areas for indemnity coverage for federal mid-tier holding companies, as follows:
      (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the company shall be indemnified by company for:
(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.
     (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:
(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:
a. Settlement,
b. Final judgment against him or her, or
c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the company. However, no indemnification shall be made unless the company gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the company in writing, within such notice period, of its objection thereto.
     (c) As used in this paragraph:
(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)	“Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.
Item 7. Exemption From Registration Claimed.
               Not applicable.
Item 8. List of Exhibits.

Regulation S-K		Reference to Prior Filing or
Exhibit Number	Document	Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

10	Northwest Bancorp, Inc. 2008 Stock Option Plan	**

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Regulation S-K		Reference to Prior Filing or
Exhibit Number	Document	Exhibit No. Attached Hereto

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of KPMG LLP	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*	Incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-31687) originally filed with the Commission on July 21, 1997, as amended on October 9, 1997 and November 4, 1997.

**	Incorporated by reference to Appendix A to the Company’s proxy statement for the Annual Meeting of Stockholders (File No. 000-23817), filed with the Commission on April 11, 2008.
Item 9. Undertakings
          The undersigned Registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;
          4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, Commonwealth of Pennsylvania, on this 23rd day of September, 2008.

NORTHWEST BANCORP, INC.
By:	\s\ William J. Wagner
William J. Wagner
Chairman, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY
          We, the undersigned directors and officers of Northwest Bancorp, Inc. (the “Company”) hereby severally constitute and appoint William J. Wagner, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William J. Wagner may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Northwest Bancorp, Inc. 2008 Stock Option Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William J. Wagner shall do or cause to be done by virtue thereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

\s\ William J. Wagner	Chairman, President and	September 23, 2008
William J. Wagner	Chief Executive Officer
(Principal Executive Officer)

\s\ William W. Harvey, Jr.	Executive Vice President, Finance	September 23, 2008
William W. Harvey, Jr.	and Chief Financial Officer
(Principal Financial and Accounting
Officer)

\s\ John M. Bauer	Director	September 23, 2008
John M. Bauer

\s\ Richard L. Carr	Director	September 23, 2008
Richard L. Carr

Signatures	Title	Date

\s\ Thomas K. Creal	Director	September 23, 2008
Thomas K. Creal, III

\s\ Robert G. Ferrier	Director	September 23, 2008
Robert G. Ferrier

\s\ A. Paul King	Director	September 23, 2008
A. Paul King

\s\ Joseph F. Long	Director	September 23, 2008
Joseph F. Long

\s\ Richard E. McDowell	Director	September 23, 2008
Richard E. McDowell

\s\ Philip M. Tredway	Director	September 23, 2008
Philip M. Tredway

EXHIBIT INDEX

Regulation S-K		Reference to Prior Filing or
Exhibit Number	Document	Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

11	Northwest Bancorp, Inc. 2008 Stock Option Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of KPMG LLP	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*	Incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-31687) originally filed with the Commission on July 21, 1997, as amended on October 9, 1997 and November 4, 1997.

**	Incorporated by reference to Appendix A to the Company’s proxy statement for the Annual Meeting of Stockholders (File No. 000-23817), filed with the Commission on April 11, 2008.